SUPPLEMENT
                                       TO
                        PROSPECTUS DATED NOVEMBER 4, 1999
                                77,051 SHARES OF
                             KEYSTONE PROPERTY TRUST
                                  COMMON STOCK
                                $0.001 PAR VALUE


         An aggregate of 77,051 shares of the Company's Common Stock were sold on December 15, 1999 at a price of $15.25 per share by CRA Real Estate Securities (the "selling security holder"), in its capacity as investment advisor, as follows: 34,051 shares on behalf of BellSouth Corp., nominee name of Marine Crew & Co.; 20,000 shares on behalf of IBM Retirement Fund, nominee name of Kane & Co.; and 23,000 shares on behalf of PA State Employees Retirement System, nominee name of Mac & Co.

         All of the 77,051 shares of Common Stock described above were sold by the selling security holder. The selling security holder has resold or will resell such shares in the manner described under the "Method of Sale" section in the Prospectus of which this Supplement forms a part. Any compensation in the form of discounts, fees or commissions and any profits on the sales of such shares may be deemed underwriting discounts or commissions.



                             ----------------------

           The date of this Prospectus Supplement is December 15, 1999